EXHIBIT 15.1

True Leaf Closes Repayment Deferral Transaction

VERNON, British Columbia, Oct. 07, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA) announced today that it has executed a waiver, amendment and funding agreement supplement (the “Waiver”) with an entity managed by The Lind Partners, a New York-based institutional fund manager (the “Investor”), and closed the transactions contemplated by the Waiver.

“We are excited to continue as a key partner of True Leaf by supporting their strategic growth plan,” said Phillip Valliere, Managing Director at The Lind Partners. “True Leaf’s expanded natural pet care product lines and growing retail footprint have positioned the company to be a leader in the global pet care market and, as an investor, we continue to believe that True Leaf has tremendous commercial growth potential.”

The Waiver provides for (i) a 6 month repayment deferral, to March 22, 2020, under the convertible security funding agreement dated February 12, 2019 between the Investor and the Company; (ii) the issuance of an additional convertible security with a face value of $540,000 (the “Deferral Convertible Security”) to the Investor; and (iii) the issuance of 2,160,000 warrants (collectively, the “Warrants” and individually, a “Warrant”) of the Company to the Investor.

The face value of the Deferral Convertible Security is convertible into common shares of the Company at a conversion price of $0.21 per share. The Company is required to repay the principal amount of the Deferral Convertible Security in 18 equal monthly payments commencing six months after closing, except that the repayment amount will be reduced in any month by any amount converted by the Investor into the Company’s common shares.

Each Warrant entitles the Investor to purchase one common share at an exercise price of $0.21. The Warrants expire 36 months from their date of issue.

About True Leaf

True Leaf Pet Inc., a subsidiary of True Leaf Brands Inc., is a leading global pet care company. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

True Leaf Cannabis Inc., also a subsidiary of True Leaf Brands Inc., is in the final stages of approval to become a licensed producer of cannabis in Canada. True Leaf Cannabis Inc. owns True Leaf Campus, an 18,000 square foot cannabis cultivation and production facility in Lumby, British Columbia.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Phil Carlson / Scott Eckstein
KCSA Strategic Communications
pcarlson@kcsa.com / seckstein@kcsa.com
O: 212-896-1233 / 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.